Exhibit 3.2

ARTICLES OF AMENDMENT OF

THE MONEY TREE, INC.

I.

The name of the corporation is THE MONEY TREE INC.

II.

The Amendment adopted by the Board of Directors of the Corporation is as follows:

“RESOLVED, that ARTICLE FIVE of the Articles of Incorporation of the Corporation be deleted in its entirety, and replaced as follows:

“The Corporation shall have authority, acting by its Board of Directors, to issue five hundred thousand (500,000) shares of class A voting common stock, having no par value, and one million five hundred thousand (1,500,000) shares of class B non-voting common stock, having no par value.”

III.

The Amendment of the Corporation was adopted by the Board of Directors on December 10, 2003.

IV.

All other provisions of the Articles of Incorporation shall remain in full force and effect.

V.

The amendment was duly recommended by the Board of Directors and approved by the Shareholders pursuant to Section 14-2-1003 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the officers of the Corporation has affixed their hands and seals this 10th day of December, 2003.

/s/ Michael W. Hoffman
MICHAEL W. HOFFMAN, as Attorney for THE MONEY TREE, INC.

/s/ Patricia Kennedy
Witness